EXHIBIT 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement (No. 333-164629) on Form S-1 of The Frontier Fund of our report dated March 25, 2011, relating to our audit of the consolidated statement of financial condition of Equinox Fund Management, LLC, which appears in the Current Report on Form 8-K of The Frontier Fund filed on March 25, 2011.

We also consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm” and “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ McGladrey & Pullen, LLP

Denver, Colorado
March 25, 2011